Exhibit 4.1

1.	PREAMBLE AND DEFINITIONS
1.1	Title.

The Plan described in this document shall be called the “Corporate Strategy Implementation Recognition Program”.

1.2	Purposes of the Plan.

The purposes of the Plan are:

a.	to promote a further alignment of interests between employees and the shareholders of the Corporation with respect to the implementation of the Corporate Strategy; and
b.	to retain employees with the knowledge, experience and expertise required by the Corporation.
1.3	Definitions.
1.3.1	“Affiliate” means any corporation, partnership or other entity in which the Corporation, directly or indirectly, has majority ownership interest.
1.3.2	“Agent” has the meaning as meaning set out in Section 7.4.
1.3.3

“Applicable Law” means any applicable provision of law, domestic or foreign, including, without limitation, applicable securities legislation, together with all regulations, rules, policy statements, rulings, notices, orders or other instruments promulgated thereunder, and Stock Exchange Rules.

1.3.4

“Beneficiary” means, subject to Applicable Law, an individual who has been designated by an Eligible Employee, in such form and manner as the Committee may determine, to receive benefits payable under the Plan upon the death of the Eligible Employee, or, where no such designation is validly in effect at the time of death, the Eligible Employee’s legal representative.

1.3.5	“Board” means the Board of Directors of the Corporation.
1.3.6	“Cause” in respect of an Eligible Employee means just cause or cause under Applicable Law and, in addition, includes the Eligible Employee’s:
(a)

willful breach or neglect of the duties of his employment or willful breach or neglect of obligations to the Corporation or an Affiliate under the term of his employment (whether written or unwritten), including being absent from his place of work for four or more days in succession without consent, except where such absence is permitted by Applicable Law or the terms of the Eligible Employee’s employment;

(b)	failure or refusal to perform such duties or obligations after demand for performance or to comply with the rules, policies or practices of the Corporation or an Affiliate, as applicable;
(c)	dishonesty;
(d)	insubordination;
(e)	gross, serious or repeated misconduct;
(f)	conduct where such conduct endangers, or is likely to endanger, the health or safety of others;
(g)	conviction of a crime constituting a felony or indictable offence;
(h)	serious breach of his or her contract of employment;
(i)	gross incompetence; or
(j)	action or failure to act which has the effect of bringing the Corporation and/or any Affiliate into disrepute.
1.3.7	“Change in Control” means the occurrence of any of the following events:
(a)

any person, partnership, entity or group, howsoever composed hereafter acquires direct or indirect, actual or de facto control of the Corporation. For the purposes of this Section 1.3.7, “control” means the ability to elect a majority of the members of the Board and “group” refers to a combination of persons, partnerships, or entities, or any of the foregoing that act in concert;

(b)	there is any acquisition of 50% or more of the shares of the Corporation having entitlement to vote in the election of the directors of the Corporation;
(c)

the Corporation enters into an amalgamation, arrangement, restructuring, reorganization, merger or consolidation arrangement whereby, or the ultimate effect of which is that, any person, partnership, entity or group, howsoever composed, acquires direct or indirect, actual or de facto control of the Corporation;

(d)	the shareholders of the Corporation approve the liquidation, winding up or other dissolution of the Corporation; or

(e)	the shareholders of the Corporation approve the sale of all or substantially all of the assets of the Corporation.
1.3.8

“Committee” means the Management Succession and Compensation Committee of the Board or such other committee of the Board which may be appointed by the Board to, among other things, interpret, administer and implement the Plan and includes any delegate of the Committee under Section 10.3 with respect to such duties and powers as have been delegated to him or her thereunder.

1.3.9	“Corporate Strategy” means the global business strategy of Talisman as approved by the Board on April 9, 2008, as modified by the Corporation from time to time.
1.3.10	“Corporation” means Talisman Energy Inc. and any successor corporation whether by amalgamation, merger or otherwise.
1.3.11

“Disability” means the Eligible Employee’s physical or mental incapacity that prevents him from substantially fulfilling his duties and obligations on behalf of the Corporation or, if applicable, an Affiliate, and in respect of which the Eligible Employee commences receiving, or is eligible to receive, disability benefits under the Corporation’s or an Affiliate’s short-term or long-term disability plan.

1.3.12	“Dividend Equivalent PSU” has the meaning set out in Section 5.2.
1.3.13	“Effective Date” has the meaning set out in Section 3.1.
1.3.14

“Eligible Employee” means any permanent non-unionized employee of the Corporation or an Affiliate who is classified by the Corporation or Affiliate for payroll purposes as being in any pay band below M2/T2.

1.3.15	“Employed” means, with respect to an Eligible Employee, that:
(a)	he is performing work at a workplace of the Corporation or an Affiliate; or
(b)	he is not actively at work at a workplace of the Corporation or an Affiliate due to an approved leave of absence, maternity or parental leave or Disability.

For greater certainty, except as expressly provided herein, an individual whose employment has been terminated without Cause by the Corporation or an Affiliate shall not be considered to be “Employed” for purposes of the Plan during any statutory, contractual or common law notice period.

1.3.16	“Grant” means a grant of PSUs made to an individual pursuant to Section 4.1.

1.3.17

“Grant Agreement” means an agreement between the Corporation or an Affiliate and an Eligible Employee under which a PSU is granted, as contemplated by Section 4.2, together with such schedules, amendments, deletions or changes thereto as are permitted under the Plan.

1.3.18	“Grant Date” means the effective date of a Grant.
1.3.19	“Market Value” means, with respect to any particular date, the average closing price per Share on the Stock Exchange over the immediately preceding 10 Trading Days.
1.3.20

“Minimum Award” means fifty per cent (50%) of the PSUs included in a Grant, together with any Dividend Equivalent PSUs related thereto, provided that where the number of PSUs included in a Grant to an Eligible Employee is adjusted pursuant to Section 6.6 or Section 6.9, the Eligible Employee’s Minimum Award and related Dividend Equivalent PSUs shall be adjusted accordingly so as to represent 50% of the PSUs credited to the Eligible Employee’s PSU Account immediately following such adjustment.

1.3.21	“Performance Condition” means such measure of Talisman’s performance in implementing the Corporate Strategy as may be determined by the Committee with respect to a Grant pursuant to Section 4.4.
1.3.22	"Plan" means this Corporate Strategy Implementation Recognition Program, including any schedules or appendices hereto, as amended from time to time.
1.3.23	“Pro Rated PSUs” has the meaning ascribed thereto in Sections 6.4, 6.5, 6.6, 6.7 or 6.8, as applicable.
1.3.24

“PSU” means a unit granted to an Eligible Employee that is represented by a bookkeeping entry on the books of the Corporation, the value of which on any particular date shall be equal to the Market Value.

1.3.25	“PSU Account” has the meaning set out in Section 5.1.
1.3.26

“Retirement” means the Eligible Employee’s retirement from the Corporation or an Affiliate, as applicable, provided that such retirement is accepted by the Corporation or Affiliate pursuant to a letter from the Corporation or Affiliate granting the Eligible Employee retirement status and confirming the Eligible Employee’s date of retirement.

1.3.27	“Settlement Value” means, with respect to a Vested PSU, the closing price per Share on the Stock Exchange on the Vesting Date of such Vested PSU.

1.3.28

“Share” means a common share of the Corporation and such other share as may be substituted for it as a result of amendments to the articles of the Corporation, arrangement, reorganization or otherwise, including any rights that form a part of the common share or substituted share.

1.3.29

“Share Purchase Trust” means a trust established pursuant to Section 7.1 hereof with a bank or trust company that is independent of and unaffiliated with the Corporation as Trustee, to acquire and hold Shares for delivery from time to time to Eligible Employees upon settlement of Vested PSUs.

1.3.30

“Stock Exchange” means The Toronto Stock Exchange, or if the Shares are not listed on The Toronto Stock Exchange, such other stock exchange on which the Shares are listed, or if the Shares are not listed on any stock exchange, then on the over-the-counter market.

1.3.31	“Stock Exchange Rules” means the applicable rules of any stock exchange upon which shares of the Corporation are listed.
1.3.32	“Talisman” means the Corporation and its Affiliates, collectively.
1.3.33	“Trading Day” means any date on which the Stock Exchange is open for the trading of Shares and on which Shares are actually traded.
1.3.34	“Trustee” means such person or persons as may from time to time be appointed by the Committee as trustee of a Share Purchase Trust.
1.3.35	“Vested PSUs” has the meaning set out in Section 6.1.
1.3.36	“Vesting Date” means the date on which a PSU becomes a Vested PSU in accordance with Section 6.2, Section 6.4, Section 6.5, Section 6.7, Section 6.8 or the terms of a Grant Agreement.
1.3.37	“Vesting Period” means, with respect to a Grant, the period commencing on the Grant Date and ending on January 31, 2010.
2.	CONSTRUCTION AND INTERPRETATION
2.1	Gender, Singular, Plural. In the Plan, references to the masculine include the feminine; and references to the singular shall include the plural and vice versa, as the context shall require.
2.2

Governing Law. The Plan shall be governed and interpreted in accordance with the laws of the Province of Alberta and any actions, proceedings or claims in any way pertaining to the Plan shall be commenced in the courts of the Province of Alberta.

2.3

Severability. If any provision or part of the Plan is determined to be void or unenforceable in whole or in part, such determination shall not affect the validity or enforcement of any other provision or part thereof.

2.4

Headings, Sections. Headings wherever used herein are for reference purposes only and do not limit or extend the meaning of the provisions herein contained. A reference to a section or schedule shall, except where expressly stated otherwise, mean a section or schedule of the Plan, as applicable.

3.	EFFECTIVE DATE AND EMPLOYMENT RIGHTS
3.1	Effective Date. The Corporation is establishing the Plan effective on August 1, 2008.
3.2	No Employment Rights. Nothing contained in the Plan shall be deemed to give any person the right to be retained as an employee of the Corporation or of an Affiliate.
4.	PSU GRANTS AND VESTING PERIODS
4.1	Grant of PSUs. Each individual who:
a.	is an Eligible Employee on the Effective Date; or
b.	becomes an Eligible Employee after the Effective Date and before August 1, 2009 shall receive a grant of PSUs in such number as may be specified by the Committee with effect, in the case of an Eligible Employee described in Section 4.1a., from the Effective Date and, in the case of an Eligible Employee described in Section 4.1b., from the effective date on which the individual becomes an Eligible Employee.

4.2

Grant Agreement. Each Grant and the participation of an Eligible Employee in the Plan shall be evidenced by a written Grant Agreement issued by the Corporation or an Affiliate containing such terms and in such form as may be prescribed by the Committee.

The Committee may prescribe terms for Grant Agreements in respect of Eligible Employees who are subject to the laws of a jurisdiction other than Canada in connection with their participation in the Plan that are different than the terms of the Grant Agreements for Eligible Employees who are subject to the laws of Canada in connection with their participation in the Plan, and/or deviate from the terms of the Plan set out herein, for purposes of compliance with Applicable Law in such other jurisdiction or where in the Committee’s opinion such terms or deviations are necessary or desirable to obtain more advantageous treatment for the Corporation, an Affiliate or the Eligible Employees in respect of the Plan under the Applicable Law of the other jurisdiction.

Notwithstanding the foregoing, the terms of any Grant Agreement shall be consistent with the Plan to the extent practicable having regard to the Applicable Law of the jurisdiction in which such Grant Agreement is applicable.

4.3

PSUs. Each PSU will give an Eligible Employee the right to receive one Share from a Share Purchase Trust, or where the Committee so specifies in the Grant Agreement applicable to the PSU, a cash payment in an amount determined in accordance with the Plan and such Grant Agreement, provided such PSU becomes a Vested PSU in accordance with the terms of the Plan and the applicable Grant Agreement. For greater certainty, an Eligible Employee or Beneficiary shall have no right to receive any Shares or payment, and no payment shall be made as compensation, damages, or otherwise, with respect to any PSUs that are forfeited or otherwise do not become Vested PSUs.

4.4

Performance Conditions and Minimum Award. For purposes of each Grant to an Eligible Employee the Committee shall establish the Performance Conditions applicable to such Grant, other than the Minimum Award, which Performance Conditions shall be set out in the Grant Agreement relating to such Grant. No Performance Conditions shall apply to a Minimum Award.

4.5	Waiver or Change of Performance Conditions. The Committee may, without the consent of any Eligible Employee, subsequent to the making of a Grant:
a.	waive any Performance Condition applicable to the such Grant, or determine that it has been satisfied;
b.

change or replace any Performance Condition or modify the weighting as between difference Performance Conditions applicable to a particular Grant as the Committee sees fit in the event of a material change affecting Talisman including a material acquisition, disposition, change in Applicable Law or change in accounting standards applicable to Talisman provided that the Committee reasonably determines that (i) the change or replacement is required to preserve the rights of the Eligible Employees under the Plan on a basis substantially proportionate to that which existed prior to the event giving rise to the change or replacement, or (ii) that the change or replacement will not materially adversely affect the likelihood of vesting or amount of any Grant.

4.6

Other Terms and Conditions. Subject to the terms of the Plan, the Committee may, in its sole discretion, determine other terms or conditions of any PSUs, including any additional conditions with respect to the vesting of PSUs, in whole or in part, which other terms or conditions shall be set out in the applicable Grant Agreement. In addition, the Committee may, in its sole discretion, authorize the vesting of PSUs granted or credited to an Eligible Employee hereunder that would, in the absence of such authorization, be forfeited pursuant to Section 6.1.

For greater certainty, no term or condition imposed under a Grant Agreement may have the effect of causing payment of the value of a PSU to an Eligible Employee, or his or her Beneficiary, to occur after December 31 of the third calendar year following the calendar year in respect of which such PSU was granted.

5.	ACCOUNTS, DIVIDEND EQUIVALENTS AND REORGANIZATION
5.1

PSU Account. An account, called as an “PSU Account”, shall be maintained by the Corporation, or an Affiliate, as specified by the Committee, for each Eligible Employee and will be credited with the Grants received by an Eligible Employee pursuant to Section 4.1 and Dividend Equivalent PSUs in respect of the PSUs included in such Grant. Where Section 6.4, Section 6.5, Section 6.6, Section 6.7 or Section 6.8 applies with respect to an Eligible Employee’s PSUs, effective at the time the calculation of Pro Rated PSUs is made under any such Section, the number of PSUs recorded in the Eligible Employee’s PSU Account will be increased or decreased accordingly to equal the Eligible Employee’s Pro Rated PSUs. An Eligible Employee’s PSU Account shall separately identify those PSUs, including related Dividend Equivalent PSUs, that comprise his or her Minimum Award and those PSUs, including related Dividend Equivalent PSUs, that are subject to Performance Conditions. PSUs that fail to vest in an Eligible Employee pursuant to Section 6, or that are paid out to the Eligible Employee or his or her Beneficiary, shall be cancelled and shall cease to be recorded in the Eligible Employee’s PSU Account as of the date on which such PSUs are forfeited or cancelled under the Plan or are paid out, as the case may be.

5.2

Dividend Equivalent PSUs. Whenever during the Vesting Period applicable to an Eligible Employee’s PSUs cash dividends are paid on the Shares, additional PSUs will be credited to the Eligible Employee’s PSU Account in accordance with this Section 5.2 (“Dividend Equivalent PSUs”). The number of Dividend Equivalent PSUs will be calculated by dividing the cash dividends that would have been paid to the Eligible Employee if the PSUs recorded in the Eligible Employee’s PSU Account as at the record date for the cash dividend had been Shares by the Market Value on the date on which the dividends are paid on the Shares.

5.3

Adjustments. In the event of any stock dividend, stock split, combination or exchange of shares, capital reorganization, consolidation, spin-off or other distribution (other than normal cash dividends) of the Corporation’s assets to shareholders, or any other similar changes affecting the Shares, a proportionate adjustment to reflect such change or changes shall be made with respect to the number of PSUs outstanding under the Plan, or securities into which the Shares are changed or are convertible or exchangeable may be substituted for Shares under this Plan, on a basis proportionate to the number of PSUs in the Eligible Employee’s PSU Account or some other appropriate basis, all as determined by the Committee in its sole discretion.

5.4	No Certificates. No certificates shall be issued with respect to any PSUs.
6.	VESTING OF PSUs
6.1

Vested PSUs. PSUs granted to an Eligible Employee shall vest in accordance with Section 6.2, Section 6.4, Section 6.5, Section 6.7, or Section 6.8, as applicable. PSUs which vest shall be redeemable for Shares or a cash payment in accordance with Section 7.3 or Section 7.4, as applicable, and are referred to herein as “Vested PSUs”. PSUs which have been granted to an Eligible Employee and which do not become Vested PSUs shall be forfeited by the Eligible Employee and the Eligible Employee will have no further right, title or interest in such PSUs.

6.2	Continued Employment. Subject to Section 6.3, Section 6.4, Section 6.5, Section 6.6, Section 6.7 and Section 6.8:
a.

PSUs that are the subject of a Grant to an Eligible Employee and Dividend Equivalent PSUs credited to the Eligible Employee’s PSU Account in respect of such PSUs, other than the PSUs and Dividend Equivalent PSUs comprising the Eligible Employee’s Minimum Award, shall vest on January 31, 2010 in such number as may be determined in accordance with the Grant Agreement applicable to such Grant and having regard to the extent to which applicable Performance Conditions have been satisfied, and

b.

the PSUs comprising an Eligible Employee’s Minimum Award in respect of a Grant referred to in clause (a) above shall vest on January 31, 2010 irrespective of the extent to which any Performance Conditions have been satisfied, provided that the Eligible Employee remains employed throughout such Vesting Period.

For greater certainty, an Eligible Employee shall not be considered to have ceased being Employed for purposes of this Section 6.2 where, during a Vesting Period, he or she ceases employment with the Corporation and immediately commences employment with an Affiliate or ceases employment with an Affiliate and immediately commences employment with the Corporation or another Affiliate.

6.3

Termination of Employment for Cause or Resignation. In the event an Eligible Employee’s employment is terminated for Cause by the Corporation, or an Affiliate, as applicable, or the Eligible Employee resigns from his or her employment with the Corporation or an Affiliate, as applicable, prior to the end of the Vesting Period relating to a Grant received by such Eligible Employee, none of the PSUs relating to such Grant, nor any Dividend Equivalent PSUs in respect of such PSUs, shall vest, and all such PSUs shall be forfeited in accordance with Section 6.1.

6.4

Termination without Cause. In the event an Eligible Employee’s employment is terminated without Cause by the Corporation or an Affiliate, as applicable, prior to the end of the Vesting Period relating to a Grant of PSUs received by the Eligible Employee, the number of PSUs determined by the formula A x B/C (the “Pro Rated PSUs”), where

A	equals the total number of PSUs that comprise his or her Minimum Award as recorded in his or her PSU Account as at the date on which he or she receives notice of termination of employment,
B

equals the total number of days between the Grant Date for such Grant and the date on which the Eligible Employee receives notice of termination of employment (rounded up to the nearest whole number of days), and

C	equals total number of days (rounded up to the nearest whole number of days) between the Grant Date for such Grant and the end of the Vesting Period relating to such Grant,

shall, subject to any adjustment pursuant to Section 6.9, Pro Rated PSUs under this section 6.4 become Vested PSUs on the earlier of January 31, 2010 and the effective date of a Change in Control. For greater certainty, unless otherwise determined by the Committee in its sole discretion, no PSUs that are not Pro Rated PSUs and, in particular, no PSUs that are subject to Performance Conditions, may vest with respect to an Eligible Employee after such Eligible Employee has been given notice of termination of his or her employment by the Corporation or an Affiliate.

6.5	Death or Retirement

In the event an Eligible Employee ceases to be Employed by reason of death or Retirement prior to the end of the Vesting Period applicable to a Grant received by the Eligible Employee, the number of PSUs relating to such Grant (including any applicable Dividend Equivalent PSUs) eligible to become Vested PSUs shall be the number of PSUs determined by the formula A x B/C (the “Pro Rated PSUs”), where

A	equals the total number of PSUs recorded in the Eligible Employee’s PSU Account as at the date on which he or she ceases to be Employed by reason of death or Retirement,
B	equals the total number of days between the Grant Date for such Grant and the Eligible Employee’s date of death or Retirement (rounded up to the nearest whole number of days), and
C	equals total number of days between the Grant Date for such Grant and the end of the Vesting Period relating to such Grant (rounded up to the nearest whole number of days).

Subject to any adjustment pursuant Section 6.8 or Section 6.9, Pro Rated PSUs under this Section 6.5 shall become Vested PSUs on the earlier of January 31, 2010 and the effective date of a Change in Control in such number as may be determined in accordance with the Grant Agreement applicable to such Grant and having regard to the extent to which applicable Performance Conditions have been satisfied.

6.6	Leave of Absence.

In the event an Eligible Employee ceases to be actively at work at a workplace of the Corporation or an Affiliate due to an approved leave of absence, maternity or parental leave or Disability prior to the end of the Vesting Period applicable to a Grant received by the Eligible Employee, the number of PSUs relating to such Grant (including any applicable Dividend Equivalent PSUs) eligible to become Vested PSUs shall be the number of PSUs determined by the formula A x B/C (the “Pro Rated PSUs”), where

A	equals the total number of PSUs recorded in the Eligible Employee’s PSU Account as at the date on which he or she ceases to be actively at work as contemplated above in this Section 6.6,
B

equals the total number of days between the Grant Date for such Grant and the Eligible Employee’s date of death, Retirement or cessation of active employment, as applicable (rounded up to the nearest whole number of days), and

C	equals total number of days between the Grant Date for such Grant and the end of the Vesting Period relating to such Grant.

Subject to any adjustment pursuant to Section 6.4, Section 6.5, Section 6.7, Section 6.8 or Section 6.9, and subject to Section 6.3, Pro Rated PSUs under this Section 6.6 shall become Vested PSUs on the earlier of January 31, 2010 and the effective date of a Change in Control in such number as may be determined in accordance with the Grant Agreement applicable to such Grant and having regard to the extent to which applicable Performance Conditions have been satisfied provided the Eligible Employee remains Employed throughout such Vesting Period.

6.7

Business Sales. In the event that the Corporation disposes of all or substantially all of its ownership interest in an Affiliate or the Corporation or an Affiliate disposes of all or substantially all of the assets of a business unit of the Corporation or the Affiliate, as applicable, and, in connection with any such disposition, an Eligible Employee who has received a Grant ceases to be Employed prior to the end of the Vesting Period relating to such Grant (other than in circumstances in which Section 6.3 applies), the number of PSUs determined by the formula A x B/C (the “Pro Rated PSUs”), where

A

equals the total number of PSUs that comprise the Eligible Employee’s Minimum Award as recorded in his or her PSU Account as at the date on which he or she receives notice of termination of employment,

B	equals the total number of days between the Grant Date for such Grant and the date on which the Eligible Employee ceases to be Employed (rounded up to the nearest whole number of days), and
C	equals total number of days (rounded up to the nearest whole number of days) between the Grant Date for such Grant and the end of the Vesting Period relating to such Grant,

shall, subject to any adjustment pursuant to Section 6.9, become Vested PSUs on the earlier of January 31, 2010 and the effective date of a Change in Control. For greater certainty, unless otherwise determined by the Committee in its sole discretion, no PSUs that are not Pro Rated PSUs and, in particular, no PSUs that are subject to Performance Conditions, may vest with respect to an Eligible Employee after such Eligible Employee has ceased to be Employed in connection with a transaction described above in this Section 6.7.

6.8

Change in Control. In the event of a Change in Control prior to the end of the Vesting Period for a Grant to an Eligible Employee (including an Eligible Employee who has retired or died prior to the date of the Change in Control), the number of PSUs determined by the formula A x B/C (the “Pro Rated PSUs”), where

A	equals the total number of PSUs that comprise the Eligible Employee’s Minimum Award as recorded in his or her PSU Account as at the effective date of the Change in Control,
B	equals the total number of days between the Grant Date for such Grant and the effective date of the Change in Control (rounded up to the nearest whole number of days), and
C	equals total number of days (rounded up to the nearest whole number of days) between the Grant Date for such Grant and the end of the Vesting Period relating to such Grant,

shall, subject to any adjustment pursuant to Section 6.9, become Vested PSUs on the effective date of the Change in Control. Pro Rated PSUs which vest pursuant to this Section 6.8 shall be settled as soon as practicable after the effective date of the Change in Control. For greater certainty, unless otherwise determined by the Committee in its sole discretion, no PSUs that are not Pro Rated PSUs and, in particular, no PSUs that are subject to Performance Conditions, may vest with respect to an Eligible Employee in connection with a Change of Control.

6.9	Adjustments to PSUs in respect of Hours Worked.

In the event an Eligible Employee’s regular hours of work with the Corporation or an Affiliate increase or decrease during the Vesting Period applicable to the PSUs granted to the Eligible Employee hereunder, subject to Applicable Law and the terms of Eligible Employee’s Grant Agreement, the PSUs or Pro Rated PSUs, as applicable, of the Eligible Employee that will be eligible on the earlier of January 31, 2010 and the effective date of a Change in Control (in this Section 6.9, the “Relevant Date”) to become Vested PSUs pursuant to any of Sections 6.2, 6.4, 6.5, 6.6, 6.7 or 6.8 shall be the number of PSUs determined by the formula A x B/C, where

A	equals the number of PSUs recorded in the Eligible Employee’s PSU Account as at the Relevant Date prior to any adjustment under this Section 6.9,
B	equals the total number of regularly scheduled hours of work of the Eligible Employee with the Corporation or an Affiliate during the Vesting Period, and
C

equals the total number of hours that would have been the Eligible Employee’s regularly scheduled hours of work with the Corporation or an Affiliate during the Vesting Period (excluding hours in respect of any period during that Vesting Period when the Eligible Employee was on an approved leave of absence, maternity or parental leave or on leave due to Disability) had the Eligible Employee’s regularly scheduled hours of work for the payroll period that includes the Grant Date of the Eligible Employee’s PSUs remained constant throughout the Vesting Period.

7.	PURCHASE OF SHARES AND SETTLEMENT OF VESTED PSUs
7.1

Establishment of Share Purchase Trusts. The Corporation or, on the direction of the Committee, an Affiliate, shall establish and maintain, in accordance with Applicable Law, one or more Share Purchase Trusts, on such terms and conditions as the Committee shall determine, and shall contribute cash for the purchase of Shares thereto, in such amounts as the Committee shall determine, on behalf of the Corporation and/or on behalf of such other Affiliate(s) as the Committee may direct.

7.2

Purchase of Shares by Trustee. Shares delivered to Eligible Employees who are beneficiaries of a Share Purchase Trust in connection with the settlement of Vested PSUs shall be purchased on the open market by the Trustee acting through a broker designated by the Trustee who is independent of the Corporation in accordance with Stock Exchange Rules and who is a member of the Stock Exchange. Subject to the foregoing part of this Section 7.2, any such designation of a broker may be changed from time to time.

7.3

Distribution of Shares from Share Purchase Trust. Subject to Section 7.4, Section 7.5 and Section 10.4, as soon as practicable after the earlier of the date of a Change in Control resulting in the vesting of PSUs pursuant to Section 6.8 and January 31, 2010 (and in any event no later than December 31, 2010), the Eligible Employee, or following the death of the Eligible Employee his Beneficiary, shall receive from a Share Purchase Trust one Share in respect of each Vested PSU in the Eligible Employee’s PSU Account.

7.4

Purchase of Shares by Agent. The Corporation, or an Affiliate may enter into an arrangement with a financial institution or broker who is independent of the Corporation (the “Agent”) pursuant to which the Agent will purchase Shares on the open market on behalf of and for the account of Eligible Employees whose Grant Agreements provide that they will not be beneficiaries of a Share Purchase Trust. Pursuant to such arrangement, the Corporation or the Affiliate shall notify the Agent as to the number of Common Shares to be purchased by the Agent on behalf of the Eligible Employee using the Settlement Value of the Eligible Employee’s Vested PSUs after deduction of applicable taxes and other source deductions in accordance with Section 10.4. As soon as practicable thereafter, the Agent shall purchase on the open market the number of Shares specified in the notice from the Corporation or Affiliate and shall advise the Eligible Employee, or the Eligible Employee’s Beneficiary, as applicable, and the Corporation or the Affiliate, as applicable of: (i) the aggregate purchase price of the Shares; (ii) the purchase price per share or, if the Shares were purchased at different prices, the average purchase price (computed on a weighted average basis) per share); (iii) the amount of any related brokerage commission; and (iv) the settlement date for the purchase of the Shares. On the settlement date in respect of the Shares purchased hereunder, upon payment of the aggregate purchase price and related brokerage commission by the Corporation or the Affiliate on behalf of the Eligible Employee or the Eligible Employee’s Beneficiary, as applicable, the Agent shall, in accordance with the instructions of the Eligible Employee or the

Eligible Employee’s Beneficiary, as applicable, deliver to the Eligible Employee or to his Beneficiary, as applicable, or to his or her representative, a certificate representing such Shares, or credit such Shares to an account with the Agent in the name of the Eligible Employee or the Eligible Employee’s Beneficiary, as applicable.

7.5

Settlement in Cash. Subject to Section 10.4, in the event that at the time contemplated for the purchase of Shares under Section 7.4 there is no public market for the Shares, or at the time contemplated for the delivery of Shares under either Section 7.3 or Section 7.4, the Committee determines, in its sole discretion, that having regard to Applicable Law, it would be impractical or result in a breach of such Applicable Law to provide Shares to an Eligible Employee or a group of Eligible Employees pursuant to Section 7.3 or Section 7.4, as applicable, the the obligations of the Corporation or any Affiliate with respect to such Eligible Employee(s)’ Vested PSUs shall be met by a payment in cash in such amount as is reasonably determined by the Committee to be equitable in the circumstances based on the value of the Shares at the time of payment, such determination to be final and binding for all purposes.

8.	CURRENCY
8.1	Currency. Except where expressly provided otherwise, all references in the Plan to currency refer to lawful Canadian currency.
9.	SHAREHOLDER RIGHTS
9.1

No Rights to Shares. PSUs are not Shares and the grant of PSUs will not entitle an Eligible Employee to any shareholder rights, including, without limitation, voting rights, dividend entitlement or rights on liquidation.

10.	ADMINISTRATION
10.1	Committee. Unless otherwise determined by the Board or as specified herein, the Plan shall be administered by the Committee in its sole discretion.
10.2

Compliance with Laws and Policies. The Corporation’s issuance of any PSUs and its obligation to deliver (or cause the delivery of) any Shares make any payments is subject to compliance with Applicable Law. Each Eligible Employee shall acknowledge and agree (and shall be conclusively deemed to have so acknowledged and agreed by participating in the Plan) that the Eligible Employee will, at all times, act in strict compliance with Applicable Law and all other laws and any policies of the Corporation applicable to the Eligible Employee in connection with the Plan including, without limitation, furnishing to the Corporation all information and undertakings as may be required to permit compliance with Applicable Law. The Shares have not been registered under the United States Securities Act of 1933, as amended, and may not be offered or sold in the United States unless registered or an exemption from registration is available. The Corporation intends to file a registration statement with respect to shares offered or sold in the United States.

10.3	Delegation. The Committee may also delegate to any officer or employee of the Corporation such duties and powers relating to the Plan as it may see fit.
10.4

Withholdings. So as to ensure that the Corporation, an Affiliate or the Trustee, as applicable, will be able to comply with the applicable provisions of any federal, provincial, state or local law relating to the withholding of tax or other required deductions, including on the amount, if any, includable in the income of an Eligible Employee, the Corporation, an Affiliate or the Trustee, as applicable, may withhold or cause to be withheld from any amount payable to an Eligible Employee, either under this Plan, or otherwise, such amount as may be necessary to permit the Corporation, the Affiliate or the Trustee, as applicable, to so comply. The Corporation, an Affiliate and the Trustee shall also have the right in its discretion to satisfy any such liability for withholding or other required deduction amounts by selling or requiring an Eligible Employee to sell Shares which would otherwise be delivered or provided to the Eligible Employee hereunder. The Committee may require an Eligible Employee, as a condition to the settlement of a PSU, to pay or reimburse the Corporation, an Affiliate or the Trustee for any such withholding or other required deduction of amounts related to the settlement of such PSU.

10.5

No Additional Rights. Neither the designation of an employee as an Eligible Employee nor the grant of any PSUs to any Eligible Employee entitles any person to the grant, or any additional grant, as the case may be, of any PSUs under the Plan.

10.6

Amendment, Termination. The Plan may be amended or terminated at any time by the Board in whole or in part. No amendment of the Plan shall, without the consent of the Eligible Employees affected by the amendment, or unless required by Applicable Law, adversely affect the rights accrued to such Eligible Employees with respect to PSUs granted prior to the date of the amendment. Upon termination of the Plan, all unvested PSUs shall continue to vest and be settled in accordance with the terms of the Plan and the applicable Grant Agreement.

10.7	Administration Costs. The Corporation will be responsible for all costs relating to the administration of the Plan.
10.8

Unfunded Obligation. The obligation to make payments that may be required to be made under the Plan will be an unfunded and unsecured obligation of the Corporation or an Affiliate, as applicable. The Plan, or any provision thereunder, shall not create (or be construed to create) any trust or other obligation to fund or secure amounts payable under the Plan in whole or in part.

11.	ASSIGNMENT
11.1	Assignment. The assignment or transfer of the PSUs, or any other benefits under this Plan, shall not be permitted other than by operation of law.

CORPORATE STRATEGY IMPLEMENTATION RECOGNITION PROGRAM

Adopted with effect from August 1, 2008

Fortuna Energy Inc.

Corporate Strategy Implementation Recognition Program

Grant Agreement for U.S. Citizens and U.S. Residents

Pursuant to Talisman Energy Inc.’s (“Talisman”) Corporate Strategy Implementation Recognition Program (the “Plan”) dated August 1, 2008 you have been granted performance share units in such number and as at such Grant Date1 as is set out in the letter you received, dated September 8, 2008 notifying you of your Grant of PSUs (the “Notice”).

1.	Grant of PSUs
1.1

Pursuant to the Plan and in respect of services to be provided to Fortuna Energy Inc. (“FEI”), Talisman or an Affiliate by you, you have been granted the performance share units set out in the Notice (the “PSUs”) to you.

1.2

The granting and vesting of the PSUs (as defined in Section 2.1 of this Grant Agreement) are subject to the terms and conditions of this Grant Agreement including, without limitation, the Notice, any schedule to this Grant Agreement, and the terms and conditions of the Plan, all of which are incorporated into and form an integral part of this Grant Agreement. In the event of a conflict between the terms and conditions of the Plan and this Grant Agreement, the terms of this Grant Agreement will prevail.

1.3	The granting of PSUs does not entitle you to any benefits until the PSUs become Vested PSUs.
2.	Vesting of PSUs
2.1

Subject to the provisions of the Plan and the provisions of Section 4 of this Grant Agreement, provided you remain Employed throughout the Vesting Period, the PSUs, other than those PSUs comprising the Minimum Award, will become Vested PSUs on January 31, 2010 in such proportion as may be specified in this Grant Agreement and in Schedule A attached hereto and subject to satisfaction of the conditions set out in Schedule A (the “Performance Conditions”) as provided therein. Subject to the provisions of the Plan and the provisions of Section 4 of this Grant Agreement, provided you remain Employed throughout the Vesting Period, the PSUs comprising the Minimum Award shall become Vested PSUs on January 31, 2010.

3.	Settlement of Awards
3.1

Vested PSUs shall be settled as follows. FEI or Talisman may enter into an arrangement with a financial institution or broker who is independent of FEI and Talisman (the “Agent”) pursuant to which the Agent will purchase Shares on the open market on your behalf. FEI or Talisman will notify the Agent as to the number of Shares to be purchased by the Agent on your behalf using the Settlement Value of your Vested PSUs after deduction of applicable taxes and other source deductions in accordance with Section 10.4 of the Plan. As soon as practicable thereafter, the Agent shall purchase on the open market the number of Shares specified in the notice from FEI or Talisman and shall advise you, or your Beneficiary, as applicable, and FEI or Talisman of:

(i) the aggregate purchase price of the Shares;

(ii) the purchase price per share or, if the Shares were purchased at different prices, the average purchase price (computed on a weighted average basis) per share);

_________________________

1  Capitalized terms not defined herein shall have the meanings given to those terms in the Plan.

1 of 5

(iii) the amount of any related brokerage commission; and

(iv) the settlement date for the purchase of the Shares.

On the settlement date in respect of the Shares purchased, the Agent will, pursuant to instructions from you or your Beneficiary, as applicable, deliver to you or your Beneficiary or to your representative, a certificate representing such Shares, or credit such Shares to an account with the Agent in your name or the name of your Beneficiary, as applicable. For greater clarity, and not withstanding Section 4.3 of the Plan, in no event will you be a beneficiary of, nor will your right to payment with respect to your PSUs be funded out of, any Share Purchase Trust as contemplated by Section 7.1 of the Plan unless such trust is a U.S. situs trust meeting the requirements of a “rabbi trust” (as generally understood under U.S. federal income tax principles).

3.2

Awards will be settled pursuant to Section 3.1 hereof and 7.4 of the Plan as soon as reasonably practicable following the last day of the Vesting Period, being January 31, 2010, and in any event no later than December 31, 2010, provided that with respect to any PSUs that become payable upon a “change in control” as defined in Section 3.3 below, such awards will be settled within ninety (90) days of the effective date of such change in control.

3.3

For purposes of this grant of PSUs, and not withstanding anything to the contrary in the Plan (including but not limited to Sections 1.3.6 and 6.8 of the Plan), a “change in control” is an event that meets the definition of Change in Control under Section 1.3.6 of the Plan, and also qualifies as a “change in the ownership,” a “change in effective control,” and/or a “change in the ownership of a substantial portion of the assets” as defined under U.S. Treasury Regulation § 1.409A-3(i)(5).

3.4	Payments with respect to vested PSUs are subject to payment or other satisfaction of all related withholding obligations in accordance with Section 5.1 of this Grant Agreement.
3.5

The obligation of FEI or Talisman to make payments under the Plan pursuant to this grant of PSUs constitutes only the unsecured (but legally enforceable) promise of FEI or Talisman to make such payments.

3.6

For greater certainty, PSUs which do not become Vested PSUs shall be forfeited by you, you will have no further right, title or interest in such PSUs and neither you nor your Beneficiary shall have any right to receive any Shares or payment, and no payment shall be made as compensation, damages, or otherwise, with respect to any PSUs that are forfeited or otherwise do not become Vested PSUs in accordance with the Plan and this Grant Agreement.

4.	Adjustment
4.1

In the event your regular hours of work with FEI, Talisman or an Affiliate increase or decrease during the Vesting Period, your PSUs or Pro Rated PSUs, as applicable, that will be eligible on the earlier of January 31, 2010 and the effective date of a Change in Control (in this Section 4.1, the “Relevant Date”) to become Vested PSUs shall be the number of PSUs determined by the formula A x B/C, where

A	equals the number of PSUs recorded in your PSU Account on the Relevant Date prior to any adjustment under this Section 4.1,
B	equals your total number of regularly scheduled hours of work with FEI, Talisman or an Affiliate during the Vesting Period, and
C

equals the total number of hours that would have been your regularly scheduled hours of work with FEI, Talisman or an Affiliate during the Vesting Period (excluding hours in respect of any period during that Vesting Period when you were on an approved leave of absence, maternity or parental leave or on leave due to Disability) had your regularly scheduled hours of work for the payroll period that includes the Grant Date remained constant throughout the Vesting Period.

2 of 5

5.	Termination of Employment or Change in Control
5.1	Unless otherwise determined by the FEI or Talisman:
5.1.1

In the event your employment is terminated for Cause by FEI, Talisman or an Affiliate, as applicable, or you resign from your employment with FEI, Talisman or an Affiliate, as applicable, prior to the end of the Vesting Period, none of the PSUs set out above, nor any Dividend Equivalent PSUs in respect of such PSUs, shall vest, and all such PSUs shall be forfeited in accordance with Section 3.2 of this Grant Agreement.

5.1.2

In the event your employment is terminated without Cause by FEI, Talisman or an Affiliate, as applicable, prior to the end of the Vesting Period, the number of PSUs determined by the formula A x B/C (the “Pro Rated PSUs”), where

A	equals the total number of PSUs that comprise your Minimum Award as recorded in your PSU Account as at the date on which you receive notice of termination of employment,
B	equals the total number of days between the Grant Date and the date on which you receive notice of termination of employment (rounded up to the nearest whole number of days), and
C	equals total number of days (rounded up to the nearest whole number of days) between the Grant Date and the end of the Vesting Period,

shall, subject to any adjustment pursuant to Section 4.1 shall become Vested PSUs on the earlier of January 31, 2010 and the effective date of a Change in Control. For greater certainty, unless otherwise determined by the Committee in its sole discretion, no PSUs that are subject to Performance Conditions will vest after you have been given notice of termination of your employment.

5.1.3

In the event you cease to be Employed by reason of death or Retirement prior to the end of the Vesting Period, the number of PSUs (including any applicable Dividend Equivalent PSUs) eligible to become Vested PSUs shall be the number of PSUs determined by the formula A x B/C (the “Pro Rated PSUs”), where

A	equals the total number of PSUs recorded in your PSU Account as at the date on which you cease to be Employed by reason of death or Retirement,
B	equals the total number of days between the Grant Date and your date of death or Retirement, as applicable (rounded up to the nearest whole number of days), and
C	equals total number of days between the Grant Date and the end of the Vesting Period (rounded up to the nearest whole number of days).

Subject to any adjustment pursuant to Section 4.1 or Section 5.1.6, Pro Rated PSUs under this Section 5.1.3 shall become Vested PSUs on the earlier of January 31, 2010 and the effective date of a Change in Control in such number as may be determined in accordance with this Grant Agreement and having regard to the extent to which applicable Performance Conditions have been satisfied.

3 of 5

5.1.4

In the event you cease to be actively at work at a workplace of FEI, Talisman or an Affiliate due to an approved leave of absence, maternity or parental leave or Disability prior to the end of the Vesting Period, the number of PSUs (including any applicable Dividend Equivalent PSUs) eligible to become Vested PSUs shall be the number of PSUs determined by the formula A x B/C (the “Pro Rated PSUs”), where

A	equals the total number of PSUs recorded in your PSU Account as at the date on which you cease to be actively at work as contemplated above in this Section 5.1.4,
B	equals the total number of days between the Grant Date and your date of cessation of active employment, and
C	equals total number of days between the Grant Date and the end of the Vesting Period.

Subject to any adjustment pursuant to Section 4.1, Section 5.1.2, Section 5.1.3, Section 5.1.5 or Section 5.1.6, and subject to Section 5.1.1, Pro Rated PSUs under this Section 5.1.4 shall become Vested PSUs on the earlier of January 31, 2010 and the effective date of a Change in Control in such number as may be determined in accordance with this Grant Agreement and having regard to the extent to which applicable Performance Conditions have been satisfied provided you remain Employed throughout the Vesting Period.

5.1.5

In the event that Talisman disposes of all or substantially all of its ownership interest in an FEI or an Affiliate or Talisman, FEI or an Affiliate disposes of all or substantially all of the assets of a business unit of Talisman, FEI or the Affiliate, as applicable, and, in connection with any such disposition, you cease to be Employed prior to the end of the Vesting Period relating to such Grant (other than in circumstances in which Section 5.1.1 applies), the number of PSUs determined by the formula A x B/C (the “Pro Rated PSUs”), where

A	equals the total number of PSUs that comprise your Minimum Award as recorded in your PSU Account at the date on which you receive notice of termination of employment,
B	equals the total number of days between the Grant Date for such Grant and the date on which you cease to be Employed (rounded up to the nearest whole number of days), and
C	equals total number of days (rounded up to the nearest whole number of days) between the Grant Date for such Grant and the end of the Vesting Period relating to such Grant,

shall, subject to any adjustment pursuant to Section 4.1, become Vested PSUs on the earlier of January 31, 2010 and the effective date of a Change in Control. For greater certainty, unless otherwise determined by the Committee in its sole discretion, no PSUs that are subject to Performance Conditions may vest after you have ceased to be Employed in connection with a transaction described above in this Section 5.1.5.

4 of 5

5.1.6	In the event of a Change in Controlprior to the end of the Vesting Period, the number of PSUs determined by the formula A x B/C (the “Pro Rated PSUs”), where
A	equals the total number of PSUs that comprise your Minimum Award as recorded in your PSU Account as at the effective date of the Change in Control,
B	equals the total number of days between the Grant Date and the effective date of the Change in Control (rounded up to the nearest whole number of days), and
C	equals total number of days (rounded up to the nearest whole number of days) between the Grant Date and the end of the Vesting Period,

shall, subject to any adjustment pursuant to Section 4.1, become Vested PSUs on the effective date of the Change in Control. For greater certainty, unless otherwise determined by the Committee in its sole discretion, none of your PSUs that are subject to Performance Conditions may vest in connection with a Change of Control.

6.	Tax
6.1

FEI, Talisman, an Affiliate or the administrator of the Plan may withhold from any amount payable to you, either under this Grant Agreement or otherwise, such amount as may be necessary so as to ensure that FEI, Talisman, and Affiliate or the administrator of the Plan, as the case may be, will be able to comply with the applicable provisions of Applicable Law relating to the withholding of tax or that any other required deductions are paid or otherwise satisfied, including withholding of the amount, if any, includable in your income. The Committee may require you, as a condition to the settlement of any Vested PSUs, to pay or reimburse, or to indemnify, FEI, Talisman or an Affiliate for any such withholding or other required deduction of amounts related to the settlement of your Vested PSUs.

5 of 5